EXHIBIT 99.1

Smith-Midland Reports Second Quarter 2026 Financial Results

Company Reports Increasing Backlog to $57.4 Million

MIDLAND, VA – August 14, 2026 - Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced its second quarter results for the period ended June 30, 2026.

Second Quarter 2026 Summary (compared to prior-year second quarter)

•	Revenue of $23.4 million compared to $26.2 million
•	Gross Profit of $5.4 million compared to $7.8 million
•	Operating income of $2.0 million compared to $5.5 million
•	Net income of $1.4 million, or $0.26 per diluted share, compared to $4.2 million and $0.79

Announcements Subsequent to end of Second Quarter

•	Secured $10 Million contract for I-81 project with Virginia Department Of Transportation
•	Awarded $1.7 Million data center project in Louisiana
•	Producing nearly $1 million in utility vaults for a data center project in Virginia

“Our second quarter results benefited from tailwinds related to the ongoing barrier replacement cycle and continued demand for data centers, although total revenue and net income were lower due to a challenging comparison from last year’s large special barrier project,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “Our backlog as of August 1, 2026 increased by 19% over the backlog in the prior quarter and 6% on a year-over-year basis thanks to several recent project awards, including the third largest contract in the history of the company. We believe this momentum can continue through the second half of 2026 as we expect increased production volume for Soundwall panels and Easi-Set and Easi-Span buildings. We also plan to invest in our business through additional barriers for our rental fleet and expansion of our Virginia and North Carolina production facilities. Overall, we remain confident in the outlook for our business, including growing our core precast operations, and our ability to deliver long-term value to our shareholders,” concluded Smith.

Second Quarter 2026 Results

The Company reported 2026 second quarter revenues of $23.4 million compared to $26.2 million in the second quarter of 2025. Product sales for the quarter were $11.2 million, compared to $13.4 million in the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, was $12.2 million compared to $12.8 million in the second quarter of 2025.

Gross profit was $5.4 million compared to $7.8 million in the prior year quarter. Gross margin for the second quarter of 2026 was 23.2% compared to 29.7% for the second quarter of 2025. The decrease was primarily due to a higher-margin special barrier rental project in the second quarter of 2025 that did not recur in the current-year quarter.

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Operating income for the second quarter of 2026 was $2.0 million compared to $5.5 million in the prior-year quarter. Net income for the second quarter was $1.4 million, or $0.26 per diluted share, compared to net income of $4.2 million, or $0.79 per diluted share basis in the second quarter of 2025.

Product Sales

Total product sales for the second quarter of 2026 were $11.2 million compared to $13.4 million in the prior-year quarter. Barrier sales were $2.8 million compared to $1.2 million, reflecting the replacement of barrier to comply with new MASH TL-3 standards. Soundwall sales were $2.5 million compared to $5.2 million in the second quarter of 2025. Easi-Set and Easi-Span Building Sales were $2.2 million compared to $2.9 million in the prior-year quarter due to production timing. Utility product sales were $2.0 million, a 126 percent increase compared to the prior-year quarter, reflecting increased demand in utility and infrastructure-related markets including data centers. Miscellaneous wall and product sales totaled $1.3 million, compared to $1.7 million in the second quarter of 2025. The Company reported approximately $594,000 of SlenderWall and architectural panel sales in the second quarter of 2026, compared to $1.5 million in the second quarter of the prior year.

Service Revenue

Service revenue, which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $12.2 million in the second quarter of 2026 compared to $12.8 million in the prior-year quarter. Barrier rental revenue was $3.2 million compared to $5.8 million in the second quarter of 2025. The decrease is attributed to a special barrier project that was installed and completed during the second quarter of 2025 that did not recur in the prior year. Shipping and installation revenue was $8.0 million compared to $5.6 million in the prior-year quarter. The increase is primarily attributed to greater shipping and installation activity of products that were produced in prior years. Royalty income was $929,000 compared to $1.3 million in the second quarter of last year.

Balance Sheet and Liquidity

As of June 30, 2026, Smith-Midland's cash totaled $10.7 million compared to $11.9 million at the end of fiscal 2025. Account receivables totaled $24.6 million, and debt totaled $4.1 million as of June 30, 2026. Capital spending totaled $1.9 million in the second quarter of 2026.

Macro Environment and Outlook

The Company anticipates increased product sales for the full year of 2026 compared to 2025, but on which there can be no assurance. Infrastructure initiatives across the United States continue to drive greater bidding activity and a subsequent increase in backlog for its portfolio of patented, proprietary, and custom products. Inflationary pressures still remain, and the Company continues to manage its materials costs while attracting and retaining skilled labor. Backlog was approximately $57.4 million recorded as of August 1, 2026 compared to $54 million in backlog one year prior. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects may have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

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About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in; Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, the uncertainties arising from governmental policies, the risk of less government spending on infrastructure than anticipated, inflationary factors including potential recession, our material weaknesses in internal controls, cyber security risks, general business and economic conditions, our high level of accounts receivables, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Dominic L. Hunter

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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